                                                                    EXHIBIT 99.1

                        Federal Paper Board Company, Inc.

                              Financial Statements

                                      1995

                                TABLE OF CONTENTS


Independent Auditors' Report...........................................................        1

Consolidated Statement of Income.......................................................        2

Consolidated Statement of Cash Flows...................................................        3

Consolidated Balance Sheet.............................................................    4 - 5

Consolidated Statement of Shareholders' Equity.........................................        6

Note 1 - Summary of Significant Accounting Policies....................................    7 - 9

Note 2 - Restructuring and Asset Impairment............................................       10

Note 3 - Financial Instruments.........................................................  11 - 13

Note 4 - Long-Term Debt................................................................       14

Note 5 - Leases and Other Commitments..................................................       15

Note 6 - Income Taxes..................................................................  16 - 17

Note 7 - Employee Benefit Plans........................................................  18 - 21

Note 8 - Shareholders' Equity..........................................................  22 - 23

Note 9 - Supplemental Financial Information............................................  24 - 25

Note 10 - Industry Segment Information.................................................  26 - 27

Note 11 - Pending Merger...............................................................       28

Note 12 - Financial Results by Quarter (unaudited).....................................       29

                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors of Federal Paper Board Company, Inc.:


We have audited the accompanying consolidated balance sheets of Federal Paper Board Company, Inc. and its subsidiary companies as of December 30, 1995 and December 31, 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Federal Paper Board Company, Inc. and its subsidiary companies at December 30, 1995 and December 31, 1994, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 30, 1995 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
Parsippany, New Jersey
February 14, 1996

Federal Paper Board Company, Inc.
CONSOLIDATED STATEMENT OF INCOME


In thousands except per share amounts
For Fiscal Year                                   1995          1994          1993
=====================================================================================
NET SALES                                      $1,913,137    $1,569,577    $1,386,386
-------------------------------------------------------------------------------------
COST AND EXPENSES:
   Cost of products sold                        1,253,499     1,143,382     1,038,785
   Depreciation, amortization and
     cost of timber harvested                     153,336       146,446       144,087
   Selling and administrative expenses             96,835        74,187        60,149
   Interest expense                                89,755        88,281        84,509
   Other-net                                       72,112        16,381        32,556
-------------------------------------------------------------------------------------
TOTAL COSTS AND EXPENSES                        1,665,537     1,468,677     1,360,086
-------------------------------------------------------------------------------------
Income before taxes                               247,600       100,900        26,300
Provision for income taxes                        105,300        28,900        19,900
-------------------------------------------------------------------------------------
NET INCOME                                        142,300        72,000         6,400
Preferred dividend requirements                     3,161         6,519         6,610
-------------------------------------------------------------------------------------
Net income (loss) available to common shares   $  139,139    $   65,481    $     (210)
-------------------------------------------------------------------------------------
Average number of common shares outstanding:
   Assuming no dilution                            44,864        42,296        41,995
   Assuming full dilution                          48,685        43,178        41,995
-------------------------------------------------------------------------------------
EARNINGS (LOSS) PER COMMON SHARE
-------------------------------------------------------------------------------------
Assuming no dilution                                $3.10         $1.55         $(.01)
Assuming full dilution                              $2.92         $1.52         $(.01)
=====================================================================================

See accompanying notes to financial statements.

Federal Paper Board Company, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS

In thousands
For Fiscal Year                                                                      1995         1994        1993
=====================================================================================================================
CASH FLOWS FROM OPERATIONS:
   Net income                                                                     $ 142,300    $  72,000    $   6,400
   Adjustments to reconcile net income to net cash provided by operations:
       Depreciation, amortization and cost of timber harvested                      153,336      146,446      144,087
       Deferred income tax provision                                                 32,100        8,644       13,076
       Net loss on financial instrument transactions                                    111        3,524       31,854
       Net (gain) loss  on disposal of property, plant and equipment and timber      (2,874)       6,548          401
       Net proceeds for hedged financial instrument transactions                      8,240       10,710        1,307
       Asset impairment charge                                                       57,440          -            -
       Other - net                                                                  (10,193)      (7,755)     (11,543)

   Changes in current assets and liabilities, net of effects from acquisitions:
       Accounts and notes receivable                                                (40,829)     (20,373)      36,271
       Inventories                                                                  (46,377)      (7,131)     (21,651)
       Other current assets                                                           2,012      (15,170)      12,464
       Accounts payable and other current liabilities                                14,654       42,135       19,619
---------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATIONS                                                     309,920      239,578      232,285
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                           (165,210)    (139,058)    (161,238)
    Net payments for nonhedged financial instrument transactions                     (2,100)     (19,183)      (5,697)
    Proceeds received on settlement of note receivable                                  -            -         10,000
    Other                                                                              (217)      (1,225)        (152)
---------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                                             (167,527)    (159,466)    (157,087)
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Cash dividends paid                                                             (65,911)     (48,750)     (48,591)
    Increase in long-term debt                                                       11,418       27,518        1,909
    Payments on long-term debt                                                     (167,404)     (61,883)     (34,348)
    Issuance of equity capital                                                       22,569        4,180        3,593
    Change in short-term bank debt                                                   56,934       (1,155)       2,230
---------------------------------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCING ACTIVITIES                                             (142,394)     (80,090)     (75,207)
---------------------------------------------------------------------------------------------------------------------
(DECREASE) INCREASE IN CASH:                                                             (1)          22           (9)
    Cash:
      Beginning of year                                                                 293          271          280
      End of year                                                                 $     292    $     293    $     271
---------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURE:
    Cash paid during the year for:
          Interest (net of amount capitalized)                                    $  83,619    $  76,892    $  84,948
          Income taxes                                                               86,776        9,844        7,171
=====================================================================================================================


See accompanying notes to financial statements.

Federal Paper Board Company, Inc.
CONSOLIDATED BALANCE SHEET

In thousands
At Fiscal Year End                                               1995          1994
======================================================================================
ASSETS

CURRENT ASSETS:
Cash                                                         $       292    $      293
Accounts and notes receivable, less allowance for doubtful
   accounts of $1,609 in 1995 and $1,518 in 1994                 114,393        73,856
Inventories:
   Raw materials                                                  88,495        74,489
   Work in process                                                23,737        18,365
   Finished goods                                                121,836        90,316
   Supplies                                                       56,641        52,533
--------------------------------------------------------------------------------------
   Subtotal                                                      290,709       235,703
   LIFO reserve                                                  (14,366)       (5,156)
--------------------------------------------------------------------------------------
Total inventories                                                276,343       230,547
Deferred tax asset                                                32,083        24,661
Other current assets                                              25,893        27,884
--------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                             449,004       357,241
--------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Land                                                              18,590        18,128
Buildings, including leasehold improvements                      289,269       285,957
Machinery and equipment                                        2,505,923     2,434,729
Construction in progress                                         106,080        55,902
--------------------------------------------------------------------------------------
  Subtotal                                                     2,919,862     2,794,716
Accumulated depreciation and amortization                     (1,004,991)     (897,077)
--------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT - NET                            1,914,871     1,897,639
--------------------------------------------------------------------------------------
TIMBER AND TIMBERLANDS                                           187,971       188,896

GOODWILL AND OTHER INTANGIBLES                                    56,879       114,812

OTHER ASSETS                                                      52,660        51,061
--------------------------------------------------------------------------------------
TOTAL ASSETS                                                 $ 2,661,385    $2,609,649
======================================================================================

See accompanying notes to financial statements.

                                                                     1995          1994
==========================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                 $   93,399     $  100,796
Current portion of long-term debt                                    23,514         74,544
Short-term bank debt                                                 81,200         24,242
Dividends payable                                                    19,019         12,788
Accrued compensation                                                 46,723         33,874
Accrued interest                                                     21,969         19,443
Other current liabilities                                            86,148         72,068
------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                           371,972        337,755
------------------------------------------------------------------------------------------
LONG-TERM DEBT                                                      816,262        921,227
OTHER LIABILITIES                                                    60,005         78,832
DEFERRED TAX LIABILITY                                              401,174        353,643

SHAREHOLDERS' EQUITY:
Preferred stock - $1.20 cumulative convertible,
   $1 par value (aggregate liquidation value at
   December 30, 1995 - $944); authorized 1,900 shares;
   issued: 1995 - 47 shares; 1994 - 52 shares                            47             52

Preferred stock - Class A
   Second Series, $2.875 cumulative convertible, $1 par value;
   authorized 10,000 shares;  issued: 1994 - 2,158 shares               -            2,158

Common stock - $5 par value; authorized 240,000 shares;
   issued: 1995 - 47,510 shares; 1994 - 42,619 shares               237,550        213,094
Other capital                                                       253,153        250,183
Retained earnings                                                   524,136        453,977
Treasury stock - at cost:
   Common stock - 1995 - 84 shares; 1994 - 46 shares                 (2,914)        (1,272)
------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                        1,011,972        918,192
------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $2,661,385     $2,609,649
==========================================================================================

Federal Paper Board Company, Inc.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY




                                                        Preferred        Common Stock          Other     Retained   Treasury Stock
In thousands                                              Stocks     Shares       Amount      Capital    Earnings   Shares  Amount
====================================================================================================================================
BALANCE, JANUARY 2, 1993                                  $2,335     42,269      $211,344    $257,379    $475,200     317   $(5,843)
Net income                                                                                                  6,400
Dividends declared:
   Preferred stocks                                                                                        (6,610)
   Common stock                                                                                           (42,029)
Stock options exercised                                                  72           362       1,954                (108)    1,277
Conversion of preferred stocks (2,908 shares)                 (3)        15            73         (70)
Cumulative foreign translation adjustment                                                        (286)
Minimum pension liability adjustment                                                           (9,177)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1994                                  $2,332     42,356      $211,779    $249,800    $432,961     209   $(4,566)
Net income                                                                                                 72,000
Dividends declared:
   Preferred stocks                                                                                        (6,519)
   Common stock                                                                                           (44,465)
Stock options exercised                                                  23           118         768                (163)    3,294
Conversion of preferred stocks (122,256 shares)             (122)       240         1,197      (1,075)
Cumulative foreign translation adjustment                                                       6,775
Minimum pension liability adjustment                                                           (6,085)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1994                                $2,210     42,619      $213,094    $250,183    $453,977      46   $(1,272)
Net income                                                                                                142,300
Dividends declared:
   Preferred stocks                                                                                        (3,161)
   Common stock                                                                                           (68,980)
Stock options exercised                                                 945         4,726      19,657                  38    (1,642)
Conversion of preferred stocks (2,162,606 shares)         (2,163)     3,946        19,730     (17,740)
Cumulative foreign translation adjustment                                                      (3,287)
Minimum pension liability adjustment                                                            4,340
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 30, 1995                                   $47     47,510      $237,550    $253,153    $524,136      84   $(2,914)
====================================================================================================================================


See accompanying notes to financial statements.

               NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements present the operating results and the financial position of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

FISCAL YEAR

The Company's fiscal year includes 52 or 53 weeks, ending on the Saturday nearest December 31st. All years presented include 52 weeks.

INVENTORY VALUATION

Inventories are valued at the lower of cost or market and include all direct manufacturing costs and applied overhead. Finished goods, work in process and raw materials for the Bleached Paperboard, Pulp, Wood Products and Converting Operations are determined on the last-in, first-out (LIFO) basis. Inventories for the Recycled Paperboard and Paper facilities are determined on the first-in, first-out (FIFO) basis. Supply inventories are determined on an average cost basis.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is valued at cost. Depreciation is computed on the straight-line method based on the estimated useful lives of related assets, which range from 20 to 33 years for buildings and 3 to 30 years for machinery and equipment.

In the fourth quarter of 1994 and first quarter of 1993 the Company changed the estimated useful lives used to calculate depreciation for certain productive assets. These changes were made to properly reflect the expected use of these assets. The effect on income before taxes was an increase of $1.5 million and $4.1 million in 1994 and 1993, respectively. The effect on income after taxes was an increase of $.9 million and $2.5 million or $.02 and $.06 per fully diluted common share in 1994 and 1993, respectively.

Cost of timber harvested is computed at unit cost rates calculated annually based on the estimated volume of recoverable timber and the related costs.

Costs of the construction of certain long-term assets include capitalized interest which is amortized over the estimated useful life of the related asset. The Company capitalized interest costs of $2.6 million in 1995, $6.7 million in 1994 and $6.1 million in 1993.

GOODWILL, INTANGIBLES AND OTHER ASSETS

Goodwill, the excess of the purchase price over the fair value of the net assets of acquired companies, is amortized over 40 years. Other identified intangible assets are amortized, if applicable, on a straight-line basis over their estimated useful lives which range from 3 to 40 years. Accumulated amortization of goodwill and other intangibles amounted to $17.1 million and $23.6 million in 1995 and 1994, respectively. During 1995, the Company wrote-off goodwill of $55.6 million (see note 2).

The Company incurs certain incremental and nonrecurring start-up costs during the process of bringing a project into commercial production. Such start-up costs on major capital projects are capitalized and amortized on a straight-line basis over five years. Unamortized start-up costs, included in Other Assets, were $6.1 million and $12.4 million at year end 1995 and 1994, respectively.

Management periodically evaluates the recoverability of long-term assets, including goodwill, based upon current and forecasted net income and undiscounted future cash flows, in accordance with the recently issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

FINANCIAL INSTRUMENTS

The Company utilizes hedged and nonhedged interest rate swap agreements and foreign currency contracts.

Hedged financial instruments are accounted for based on settlement accounting. Interest rate swap agreements, which hedge the Company's debt, involve the exchange of fixed and floating rate interest payments periodically over the life of the agreement without the exchange of the underlying principal amounts. The differential to be paid or received, on a semi-annual basis, is accrued as interest rates change and is recognized over the life of the agreement as an adjustment to interest expense. Gains and losses associated with hedged transactions are deferred and included as a component of the related commitment, while cash payments or proceeds are included as operating cash flows. Deferred gains and losses are amortized over the life of the related agreements.

Nonhedged financial instruments are recorded at market value and are included in Current Liabilities and Other Liabilities. The market value of interest rate swap agreements and foreign currency option contracts are obtained from dealer quotes. Gains and losses associated with nonhedged transactions are recorded as a component of Other-net, while cash payments or proceeds associated with these transactions are classified as investing activities.

INCOME TAXES

Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

RECENTLY ISSUED ACCOUNTING STANDARDS

During the fourth quarter of 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. The Company has not determined the method of adoption or evaluated the impact of adopting this statement on its financial position and results of operations.

EARNINGS PER COMMON SHARE

Earnings per common share assuming no dilution is based on the weighted average number of shares and common equivalent shares outstanding during the year. Outstanding stock options are common equivalent shares but were not included in the computation since any dilutive effect was not material.

Earnings per common share assuming full dilution is based on the weighted average number of common shares outstanding during the year, including the dilutive effects, if any, of stock options outstanding and the conversion of the Company's preferred stocks.

FOREIGN CURRENCY TRANSLATION

Adjustments resulting from the translation of foreign subsidiaries' financial statements into U.S. dollars are included as cumulative foreign translation adjustments in shareholders' equity. The net cumulative foreign currency translation adjustment included in Other Capital was a decrease of $15.1 million and $11.8 million at December 30, 1995 and December 31, 1994, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts and disclosures; actual amounts may differ.

REVENUE RECOGNITION

The Company generally recognizes revenues when goods are shipped.

RECLASSIFICATIONS

To provide a meaningful comparison with the current year's financial statements certain reclassifications have been made to prior years' financial statements.

                   NOTE 2 - RESTRUCTURING AND ASSET IMPAIRMENT


During 1995, the Company restructured its Imperial Bondware cup operations. This restructuring resulted in a pre-tax charge of $82.1 million ($69.1 million after-tax), the components of which were as follows:

-------------------------------------------------------------------------
In thousands
-------------------------------------------------------------------------
Loss on disposal of property, plant & equipment                   $14,304
Impairment of fixed assets                                          1,822
Facility closure expenses                                           7,932
Write-off of goodwill                                              55,618
Other                                                               2,429
-------------------------------------------------------------------------
TOTAL                                                             $82,105
-------------------------------------------------------------------------

This charge is included in Other-net in the accompanying Consolidated Statement of Income.

                         NOTE 3 - FINANCIAL INSTRUMENTS


DERIVATIVE FINANCIAL INSTRUMENTS

The Company utilizes a variety of derivative financial instruments to limit its exposure to foreign currency fluctuations and changing interest rates but does not hold or issue such financial instruments for trading purposes.

The Company has entered into a variety of interest rate swap agreements to manage the impact of interest rate fluctuations. At December 30, 1995 and December 31, 1994, the Company was a party to both hedged and nonhedged interest rate swap agreements. Under the hedged interest rate swap agreements, the Company exchanges fixed rate payments for variable rate payments periodically over the life of the agreements. The Company deferred gains and losses related to various hedged interest rate swap agreements since the underlying debt was outstanding. At December 30, 1995 and December 31, 1994, the Company had deferred net losses of $.1 million and $.3 million, respectively, and deferred net gains of $10.9 million and $9.2 million, respectively.

At December 30, 1995 and December 31, 1994, the Company had hedged interest rate swap agreements outstanding with notional principal amounts of $160 million and $175 million, respectively, which converted fixed rate debt with a weighted average interest rate of 8.66% to a variable rate of 9.7% and 7.9%, respectively. During the first quarter of 1995, the Company amended these agreements to eliminate the leveraged coupon rate which was based on various interest rate spreads. The agreements are currently based on the differential between the London Inter Bank Offered Rate (LIBOR) and LIBOR in arrears over a six month period plus 5.14%. The Company received $8.2 million for this amendment which was deferred and will be amortized over the life of the agreements. The agreements terminate on various dates through July 1, 1998. The Company's exposure related to these interest rate swap agreements is limited to fluctuations in LIBOR. The estimated fair value of these agreements at December 30, 1995 and December 31, 1994 was a loss of $22.9 million and $19.9 million, respectively.

The Company had a nonhedged interest rate swap agreement outstanding at December 30, 1995 and December 31, 1994, based on a notional principal amount of $175 million. The terms of the agreement terminate on July 1, 1998. During the first quarter of 1995, the Company amended this agreement to limit the exposure to fluctuations in LIBOR. The agreement is currently based on the differential between LIBOR and LIBOR in arrears over a six month period plus 1.72%. The Company paid $2.1 million for this amendment which is included in Other-net in the accompanying Consolidated Statement of Income. The cash payment is included in investing activities in the accompanying Consolidated Statement of Cash Flows. At December 30, 1995 and December 31, 1994, the estimated fair value of this agreement was a loss of $8.5 million and $10.5 million, respectively, which has been recorded in the accompanying Consolidated Financial Statements.

During fiscal year 1994 the Company terminated two other nonhedged interest rate swap agreements resulting in losses of $10.5 million which are included in the accompanying Consolidated Statement of Income. One agreement was based on a notional principal amount of $25 million in which the Company received a fixed rate of 10% and paid LIBOR plus 4.228% plus a leveraged coupon based on various interest rate spreads. The other agreement was based on a notional principal amount of $50 million in which the Company received a fixed rate of 10% and paid LIBOR plus 4.4% plus a leveraged coupon rate based on various interest rate spreads.

The Company is exposed to credit loss in the event of nonperformance by the counterparty to its interest rate swap agreements. The risk of loss to the Company in the event of nonperformance by the counterparty under these agreements is not significant. The Company does not anticipate nonperformance by the counterparty.

In some instances, the Company enters into foreign currency contracts to hedge a specific export sale or purchase to guard against currency losses. Since the contracts hedge a firm commitment, gains and losses are deferred and are included as a component of the related transaction. There were no significant hedged foreign currency instruments outstanding at December 30, 1995 or December 31, 1994 and the effect on net income was not material for these activities in either year.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments which are not held for trading purposes at December 30, 1995 and December 31, 1994 were as follows:

                                              1995                      1994
                                      ------------------------------------------------
                                      Carrying    Estimated     Carrying    Estimated
In thousands                           Amount     Fair Value     Amount     Fair Value
--------------------------------------------------------------------------------------
Accounts and notes receivable         $114,393    $  114,393    $ 73,856    $   73,856
Notes receivable noncurrent              3,144         3,144       2,413         2,413
Long-term debt                         839,776     1,039,349     995,771     1,031,518

The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies as of December 30, 1995 and December 31, 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from amounts presented herein. The following are the methods used for each class of financial instruments for which it is practicable to estimate the value.

ACCOUNTS AND NOTES RECEIVABLE: The carrying amounts of these items are a reasonable estimate of fair value.

NOTES RECEIVABLE NONCURRENT: The estimated fair value of the Company's notes receivable is based on market prices for the same or similar instruments with similar maturities.

LONG-TERM DEBT: The estimated fair value of the Company's long-term debt is based on quoted market prices for the same or similar issues or on the current rates offered to the Company for debt with similar remaining maturities.

                             NOTE 4 - LONG-TERM DEBT

---------------------------------------------------------------------------------
In thousands                                                   1995        1994
---------------------------------------------------------------------------------
Revolving credit agreement, variable
 interest rates                                              $      -    $ 33,750

Notes:
  9.06% - 10.5% Senior notes, due 1994-2009                   400,000     450,000
  4.9% - 6.61% - Bank notes, due 1994-1996                     20,000      45,000
  Other                                                             -      55,000
8.125% - 10% Debentures, due 2002-2012                        375,000     375,000
Industrial revenue bonds, due 2000-2012                        39,012      29,941
Capitalized lease obligations                                   1,207       1,680
Other                                                           4,557       5,400
---------------------------------------------------------------------------------
Total                                                         839,776     995,771
Current portion                                               (23,514)    (74,544)
---------------------------------------------------------------------------------
Total long-term debt                                         $816,262    $921,227
---------------------------------------------------------------------------------

The aggregate maturities of long-term debt for the five years subsequent to December 30, 1995 are as follows: 1996 -$23,514; 1997 - $33,482; 1998 - $27,686;
1999 - $25,159; 2000 - $33,161.

The Company has a revolving credit agreement with a syndicate of banks. The agreement provides for borrowings of up to $250 million and expires in 1999. The agreement requires the payment of a facility fee on the total commitment and a commitment fee based on the unused portion of the line of credit. The revolving credit agreement provides for borrowing at variable interest rates based on the prime rate or, at the Company's option, on LIBOR or the average secondary market offering rate for certificates of deposit in New York City. The rate can be reduced or increased depending on the Company's ratio of debt to total capitalization and cash flow coverage. The weighted average interest rate for 1995 and 1994 was 7.0% and 4.9%, respectively. The Company classified $55 million of other notes as long-term debt at December 31, 1994 since the Company had the intent and ability under the revolving credit agreement to renew or convert these obligations through 1999.

The industrial revenue bonds had a weighted average interest rate of 5.1% and 4.3% for 1995 and 1994, respectively. The short-term bank debt outstanding at December 30, 1995 and December 31, 1994 had a weighted average interest rate of 6.0% and 6.3%, respectively.

Certain loan agreements contain various restrictive covenants, including restrictions on the amount of net earnings available for dividends, the purchase of Company stock and certain cash flow coverage requirements. Unrestricted retained earnings under the most restrictive provision amounted to $172,716 million at December 30, 1995.

                      NOTE 5 - LEASES AND OTHER COMMITMENTS


LEASES

The Company leases certain buildings, machinery and equipment under various operating leases. Rental expense for operating leases was $21.8 million, $21.5 million and $19.3 million in 1995, 1994, and 1993, respectively. Minimum lease payments for operating leases existing as of December 30, 1995 are as follows:
$7.8 million in 1996; $5.9 million in 1997; $3.7 million in 1998; $2.9 million in 1999 and $2.2 million in 2000 and $6.3 million in years after 2000.

ENVIRONMENTAL

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. These amounts are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Amounts included in the accompanying Consolidated Balance Sheet for estimated environmental costs at December 30, 1995 and December 31, 1994, were $6.5 million and $7.0 million, respectively, which in the opinion of management are sufficient to cover probable and estimable environmental costs.

                              NOTE 6 - INCOME TAXES


The components of income before income taxes and the provision for income taxes included in the Consolidated Statement of Income consist of the following:

---------------------------------------------------------------------------------
In thousands                                  1995          1994            1993
---------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES:
Domestic                                   $208,490       $ 87,167        $28,128
Foreign                                      39,110         13,733         (1,828)
---------------------------------------------------------------------------------
Income before taxes                        $247,600       $100,900        $26,300
---------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES:
Current tax expense:
      Federal                              $ 58,678       $ 19,503        $ 6,310
      State                                  11,950            753            514
      Foreign                                 2,572              -              -
---------------------------------------------------------------------------------
Total current provision                    $ 73,200       $ 20,256        $ 6,824
---------------------------------------------------------------------------------
Deferred tax expense (benefit):
      Federal                              $ 20,222       $  9,097        $11,890
      State                                   1,350         (5,153)         1,786
      Foreign                                10,528          4,700           (600)
---------------------------------------------------------------------------------
Total deferred provision                   $ 32,100       $  8,644        $13,076
---------------------------------------------------------------------------------
Total provision for income taxes           $105,300       $ 28,900        $19,900
---------------------------------------------------------------------------------

The provision for income taxes differs from amounts computed by applying the statutory federal income tax rate of 35% to income before taxes due to the following:

----------------------------------------------------------------------------------------
In thousands                                              1995         1994        1993
----------------------------------------------------------------------------------------
Federal income taxes at statutory rate                 $ 86,660      $35,315     $ 9,205
State income taxes less federal income tax effect         8,645        3,590       1,517
Tax rate change                                             -         (6,000)      9,200
Foreign sales corporation                                (7,700)        (500)          -
Amortization and write-off of intangibles                18,720          684         696
Adjustment of prior years accruals                       (1,000)      (2,900)       (934)
Other - net                                                 (25)      (1,289)        216
----------------------------------------------------------------------------------------
Provision for income taxes                             $105,300      $28,900     $19,900
Effective tax rate                                         42.5%        28.6%       75.7%
----------------------------------------------------------------------------------------

The tax rate change in fiscal year 1994 represents a change in the Company's overall effective state tax rate due to the withdrawal from several states. Fiscal year 1993 represents a change in the federal statutory rate from 34% to 35%.

The amortization of intangibles in fiscal year 1995 includes the write-off of goodwill for the Company's Imperial Bondware cup operations under the guidelines of SFAS No. 121 (see note 2).

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 30, 1995, December 31, 1994, and January 1, 1994 were as follows:

In thousands                                      1995         1994         1993
----------------------------------------------------------------------------------
Alternative minimum tax credit carryforwards   $  70,331    $  79,550    $  59,802
Net operating loss carryforwards                   1,299       20,406       32,842
Other                                             52,869       49,906       40,558
----------------------------------------------------------------------------------
Total deferred tax assets                      $ 124,499    $ 149,862    $ 133,202
----------------------------------------------------------------------------------
Plant, property, and equipment                  (431,101)   $(411,712)   $(387,602)
Capitalized interest                             (39,800)     (40,085)     (40,661)
Other                                            (22,688)     (27,047)     (32,554)
----------------------------------------------------------------------------------
Total deferred tax liabilities                 $(493,589)   $(478,844)   $(460,817)
----------------------------------------------------------------------------------

The Company has alternative minimum tax credit carryforwards of approximately $70.3 million at December 30, 1995, which are available to reduce federal income taxes over an indefinite period.

The Company does not provide deferred income taxes on undistributed earnings of its foreign subsidiaries due to the fact that the Company has elected to permanently reinvest these earnings. Undistributed earnings of the Company's foreign subsidiaries at December 30, 1995, December 31, 1994 and January 1, 1994 were $45.0 million, $18.9 million and $9.9 million, respectively.

                         NOTE 7 - EMPLOYEE BENEFIT PLANS


PENSION PLANS

The Company maintains non-contributory, defined-benefit pension plans covering substantially all employees. Benefits for salaried employees are based on salary and years of service, while hourly plans are based on a fixed benefit rate and years of service. The Company's funding policy is to contribute at least the minimum amount required by applicable regulations. The assets of the plans are principally invested in equity and debt securities.

The net periodic pension cost and actuarial assumptions of the Company's plans were as follows:

In thousands                                         1995         1994         1993
-------------------------------------------------------------------------------------
Service cost                                       $  6,653     $  6,948     $  5,690
Interest cost                                        21,901       19,336       16,915
Actual return on assets                             (48,152)       2,883      (27,904)
Net amortization and deferral                        38,839      (13,449)      15,594
-------------------------------------------------------------------------------------
Net periodic pension cost                          $ 19,241     $ 15,718     $ 10,295
-------------------------------------------------------------------------------------
Discount rate                                           7.5%         8.5%         7.5%
Projected increase in future compensation levels        5.0%         5.0%         5.0%
Expected long-term return on plan assets                9.5%        10.5%        10.5%
-------------------------------------------------------------------------------------

The Company has recorded liabilities that are equal to the unfunded accumulated benefit obligations of its plans in fiscal year 1995 and 1994. This has resulted in recognition of an intangible asset of $16.7 million and a net-of-tax reduction to other capital of $25.8 million as of December 30, 1995. The intangible asset and net-of-tax reduction to other capital as of December 31, 1994 were $16.0 million and $30.1 million, respectively. The following table sets forth the funded status and the amounts reflected in the Company's Consolidated Balance Sheet at December 30, 1995 and December 31, 1994:

In thousands                                             1995            1994
--------------------------------------------------------------------------------
Actuarial present value of:
     Vested benefit obligation                        $(256,807)      $(219,913)
--------------------------------------------------------------------------------
     Accumulated benefit obligation                    (284,759)       (243,700)
--------------------------------------------------------------------------------
     Projected benefit obligation                      (306,439)       (252,235)
Plan assets at fair value                               245,775         194,213
--------------------------------------------------------------------------------
Projected benefit obligation in excess
  of plan assets                                        (60,664)        (58,022)
--------------------------------------------------------------------------------
Unrecognized net loss                                    62,178          56,072
Unrecognized prior service costs                         13,911          13,189
Unrecognized net initial obligation                       3,313           4,198
Adjustment to meet minimum liability                    (58,762)        (65,649)
--------------------------------------------------------------------------------
Pension liabilities                                   $ (40,024)      $ (50,212)
--------------------------------------------------------------------------------

All of the Company's retirement plans have accumulated benefits in excess of plan assets.

OTHER POSTRETIREMENT PLANS

The Company provides certain health care and life insurance benefits to eligible retired employees. The Company funds benefit costs on a pay-as-you-go basis, with retirees paying a portion of the costs. Salaried participants generally become eligible for retiree health care benefits after reaching age 55 with 15 years of service. Benefits, eligibility and cost-sharing provisions for hourly employees vary by location. Most hourly employees are not eligible for retiree health care benefits while others may be eligible for retiree health care benefits similar to those provided to salaried employees. Generally, Company provided health care benefits terminate when covered individuals become eligible for Medicare benefits or reach age 65, whichever occurs first. Certain retired employees of businesses acquired by the Company are covered under other health care plans that differ from current plans in coverage, plan design and retiree contributions.

Effective January 3, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Statement No. 106 requires the Company to accrue the estimated cost of retiree benefit payments during the years the employee provides services. The Company previously expensed the cost of these benefits as claims were incurred. The cost of providing such benefits was not material to the Company's financial position and results of operations. Statement No. 106 allows recognition of the cumulative effect of the liability in the year of the adoption or the amortization of the obligation over a period of up to twenty years. The Company elected to amortize this obligation of $27.2 million over a period of twenty years.

The net periodic postretirement benefit cost of the Company's plans were as follows:

In thousands                                                  1995         1994
--------------------------------------------------------------------------------
Service cost of benefits earned                              $  587       $  606
Interest cost on accumulated postretirement
  benefit obligation                                          2,554        2,403
Amortization of transition obligation                         1,192        1,247
--------------------------------------------------------------------------------
Net periodic postretirement benefit cost                     $4,333       $4,256
--------------------------------------------------------------------------------

The following table sets forth the funded status and the amounts reflected in the Company's Consolidated Balance Sheet at December 30, 1995 and December 31, 1994:

In thousands                                                  1995        1994
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Retirees                                                   $(18,434)   $(17,930)
Fully eligible plan participants                               (730)       (829)
Other active plan participants                              (14,047)    (13,037)
--------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation         (33,211)    (31,796)
Unrecognized loss                                            (1,262)     (1,806)
Unrecognized prior service cost                                 (34)        (38)
Unrecognized transition obligation                           21,526      22,800
--------------------------------------------------------------------------------
Accrued postretirement benefit cost                        $(12,981)   $(10,840)
--------------------------------------------------------------------------------

The discount rates used in determining the accumulated postretirement benefit obligation were 7.5% in 1995 and 8.5% in 1994. The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were 10.3% and 11% in 1995 and 1994, decreasing gradually each successive year until it reaches 5% in 2004, after which it remains constant.

If the health care cost trend rates were increased by 1%, the accumulated postretirement benefit obligation as of December 30, 1995 and December 31, 1994 would have increased by 12% and 11%, respectively. The effect of this change on the aggregate of the service and interest cost components of net periodic postretirement benefit cost for fiscal years 1995 and 1994 would be an increase of 12% for each respective year.

SAVINGS AND STOCK OWNERSHIP PLANS

The Company has two savings and stock ownership plans in effect which cover all domestic salaried and non-union hourly employees. These plans were established to enhance the existing retirement plans for all eligible employees. Participants may contribute up to 15% of their annual compensation on a deferred or a non-deferred tax basis, or both. The Company match, which is paid in Company stock and is based on employee contributions of up to 6% of their annual compensation, is matched at 50%. The Company match is fully vested after an employee has completed three years of service while employee contributions are fully vested when they are contributed.

POSTEMPLOYMENT PLANS

Effective January 2, 1994, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." Statement No. 112 requires the Company to accrue for postemployment benefits provided to former or inactive employees, their beneficiaries and covered dependents after employment but before retirement. The impact of adopting this Statement was not material to the Company's financial position and results of operations.

                          NOTE 8 - SHAREHOLDERS' EQUITY


CAPITAL STOCK

The authorized capital stock of the Company at December 30, 1995 consisted of 240 million shares of common stock, $5 par value; 1.9 million shares of $1.20 cumulative convertible preferred stock, $1 par value; and 10 million shares of Class A Second Series $2.875 cumulative convertible preferred stock, $1 par value.

During 1995, the Company elected to redeem the outstanding Class A Second Series $2.875 cumulative convertible preferred stock. The majority of the outstanding shares were each converted into 1.8182 shares of common stock. The remaining shares were paid in cash at a redemption price of $51 including accrued dividends.

In early 1996, the Company elected to call the outstanding $1.20 cumulative convertible preferred stock. These shares are each convertible into 5.02 shares of common stock. Any shares which were not converted into common stock by February 17, 1996 were paid in cash at a price of $20 per share.

COMMON STOCK

Shares of common stock were reserved for the following purposes at December 30, 1995:

                                                                          1995
--------------------------------------------------------------------------------
Conversion of $1.20 convertible preferred stock                          236,834
Exercise of outstanding stock options                                  2,497,985
Granting of additional stock options                                     757,850
--------------------------------------------------------------------------------
Total common shares reserved                                           3,492,669
--------------------------------------------------------------------------------

STOCK OPTION PLANS

The Company has three stock option plans, all of which were approved by the shareholders, which authorize the granting of options to officers, certain key employees and non-employee directors to purchase the Company's common stock at a price equal to the market price on the date of grant. Options become exercisable in annual installments of 25% of the amount granted per optionee one year after the date of grant and expire five years after the date of grant. Employees may exchange Company stock as payment when exercising their options, and such stock used as payment becomes treasury stock. Also, the Company may issue stock from treasury when employees exercise these options.

The Company adopted stock option plans in 1989 and 1992 which each authorized the granting of 1.5 million shares of common stock to officers and certain key employees. In 1995 the shareholders of the Company approved an amendment to the 1992 plan authorizing the granting of an additional 1.5 million shares. The Company also adopted a stock option plan in 1992 which authorized the granting of .1 million shares of common stock to directors who are not employees of the Company. The combined activity of all plans is presented below:

                                               Shares Under       Price Range
                                                  Option           Per Share
------------------------------------------------------------------------------
   Outstanding January 2, 1993                  2,461,400       $15.00 - 30.25
   Granted                                      2,007,900        20.88 - 25.50
   Exercised                                     (184,125)       15.00 - 20.63
   Expired or cancelled                        (1,522,600)       15.00 - 30.25
------------------------------------------------------------------------------
Outstanding January 1, 1994                     2,762,575       $15.00 - 30.25
   Granted                                      1,117,100        28.13 - 28.25
   Exercised                                     (188,933)       15.00 - 24.63
   Expired or cancelled                          (188,675)       15.00 - 30.25
------------------------------------------------------------------------------
Outstanding December 31, 1994                   3,502,067       $15.00 - 30.25
   Granted                                         25,000                28.13
   Exercised                                     (985,932)       15.00 - 30.25
   Expired or cancelled                           (43,150)       15.00 - 30.25
------------------------------------------------------------------------------
Outstanding December 30, 1995                   2,497,985       $20.88 - 30.25
Exercisable December 30, 1995                     744,360       $20.88 - 30.25
------------------------------------------------------------------------------

                   NOTE 9 - SUPPLEMENTAL FINANCIAL INFORMATION


ACCOUNTS AND NOTES RECEIVABLE

In 1991, the Company entered into an agreement which allows for the sale, without recourse, of a fractional interest in a defined pool of trade accounts receivable. The maximum allowable amount of receivables to be sold, initially $75 million, was increased to $88 million in 1993 and $105 million in 1994. The amount outstanding at any measurement date varies based upon the level of eligible receivables. Under this agreement, $88 million and $105 million were sold at December 30, 1995 and December 31, 1994, respectively. The sale is reflected as a reduction of accounts receivable in the accompanying Consolidated Balance Sheet and as operating cash flows in the accompanying Consolidated Statement of Cash Flows. The costs of this program, which were $5.9 million in 1995, $4.1 million in 1994 and $2.8 million in 1993 are based upon the Company's debt ratings and the purchaser's level of investment and borrowing costs and are charged to selling and administrative expenses in the accompanying Consolidated Statement of Income. Subsequent to December 30, 1995, the Company reduced the amount of receivables sold to zero. This reduction was financed on February 6, 1996, through an increase in long-term debt.

During 1993, the Company settled a $20.5 million note receivable it had received in 1991 when three packaging plants were sold to a group of former employees. In the settlement of this receivable, the Company received cash and preferred stock. The preferred stock is included in Other Assets in the accompanying Consolidated Balance Sheet.

INVENTORIES

The Company used the LIFO method of valuing its inventories for approximately 62% of total inventories at December 30, 1995 and 64% of total inventories at December 31, 1994.

A reduction of certain inventory quantities resulted in the liquidation of certain LIFO inventory layers. As a result of these liquidations, net income and earnings per common share assuming full dilution for the fiscal years 1995, 1994 and 1993 were $5.0 million or $.10 lower, $1.0 million or $.02 lower and $1.7 million or $.04 higher, respectively.

OTHER NET

The components of Other - net included in the Consolidated Statement of Income were (income) or expense as presented below:

In thousands                                             1995        1994        1993
--------------------------------------------------------------------------------------
Net (gain) loss on disposal of property, plant
   and equipment and timber                             $(2,874)   $  6,548    $   401
Interest income                                            (975)       (381)    (1,141)
Financial Instruments:
   Foreign currency options                                 -        18,225      7,220
   Interest rate swaps                                      111      (2,701)    24,634
   Release from obligation                                  -       (12,000)       -
Cup restructuring and asset impairment                   82,105       2,097      1,000
Other                                                    (6,255)      4,593        442
--------------------------------------------------------------------------------------
Total                                                   $72,112    $ 16,381    $32,556
--------------------------------------------------------------------------------------

In fiscal year 1995, the Company recognized a gain on fixed assets of $9.5 million associated with the trade-in of the corporate jet.

In fiscal year 1994, the Company was released from its obligation on two foreign currency forward contracts as part of a settlement with an outside party.

                     NOTE 10 - INDUSTRY SEGMENT INFORMATION

                                    Net Sales to
In thousands                        Unaffiliated      Intersegment           Total
                                     Customers           Sales               Sales
------------------------------------------------------------------------------------
FOR FISCAL YEAR 1995

Paper, Paperboard and Pulp          $ 1,311,509       $   106,010        $ 1,417,519
Wood Products                           226,853            17,707            244,560
Converting Operations                   374,775               -              374,775
------------------------------------------------------------------------------------
Total segment operations              1,913,137           123,717          2,036,854
Intersegment eliminations                   -            (123,717)          (123,717)
General corporate items - net               -                 -                  -
------------------------------------------------------------------------------------
Consolidated total                  $ 1,913,137       $       -          $ 1,913,137
------------------------------------------------------------------------------------
FOR FISCAL YEAR 1994

Paper, Paperboard and Pulp          $   971,968       $    98,993        $ 1,070,961
Wood Products                           251,479            16,422            267,901
Converting Operations                   346,130               -              346,130
------------------------------------------------------------------------------------
Total segment operations              1,569,577           115,415          1,684,992
Intersegment eliminations                   -            (115,415)          (115,415)
General corporate items - net               -                 -                  -
------------------------------------------------------------------------------------
Consolidated total                  $ 1,569,577       $       -          $ 1,569,577
------------------------------------------------------------------------------------
FOR FISCAL YEAR 1993

Paper, Paperboard and Pulp          $   843,775       $    91,302        $   935,077
Wood Products                           214,913            19,217            234,130
Converting Operations                   327,698               -              327,698
------------------------------------------------------------------------------------
Total segment operations              1,386,386           110,519          1,496,905
Intersegment eliminations                  -             (110,519)          (110,519)
General corporate items - net              -                  -                  -
------------------------------------------------------------------------------------
Consolidated total                  $ 1,386,386       $       -          $ 1,386,386
====================================================================================

The Paper, Paperboard and Pulp segment consists of the Company's operations at Riegelwood, NC; Augusta, GA; Sprague, CT; Inverurie, Scotland; Sturgis, MI; Ontario, CA; Hazleton, PA; Prosperity, SC; Wharfedale, England; Wilmington, NC. Net sales to unaffiliated customers are as follows:

In thousands                       1995          1994          1993
---------------------------------------------------------------------
Paper                            $223,151      $148,766     $113,263
Paperboard                        776,852       641,829      605,632
Pulp                              311,506       181,373      124,880
---------------------------------------------------------------------

     The Wood Products segment includes the results of the Company's lumber plants and land management group. The Converting Operations segment includes the results of the Company's cup operations and packaging operations.

     Intersegment sales are comprised principally of the sale of paperboard at market prices to the Converting Operations and the sale of wood chips and pulpwood at cost or market prices from the lumber plants and woodlands to the Paperboard and Pulp Operations.

     Identifiable assets by segment are principally those assets which are used in the Company's operations in each industry. Corporate assets principally include cash, prepaid items, non-trade receivables and non-operating assets. General corporate items-net include administrative expenses, interest expense and other items.

            Income                                Depreciation
            Before           Identifiable     Amortization and Cost    Capital
            Taxes               Assets         of Timber Harvested   Expenditures
---------------------------------------------------------------------------------
          $ 425,905           $1,928,740            $118,207            $118,563
             21,439              316,798              12,998              22,137
            (75,387)             276,084              17,788              20,126
---------------------------------------------------------------------------------
            371,957            2,521,622             148,993             160,826
             (4,534)                 -                   -                   -
           (119,823)             139,763               4,343               4,384
---------------------------------------------------------------------------------
          $ 247,600           $2,661,385            $153,336            $165,210
---------------------------------------------------------------------------------
          $ 157,264           $1,850,112            $110,167            $ 99,549
             69,892              300,590              13,094              10,813
              7,197              335,823              19,290              24,124
---------------------------------------------------------------------------------
            234,353            2,486,525             142,551             134,486
               (796)                 -                   -                   -
           (132,657)             123,124               3,895               4,572
---------------------------------------------------------------------------------
          $ 100,900           $2,609,649            $146,446            $139,058
---------------------------------------------------------------------------------
          $  88,646           $1,845,876            $106,303            $130,901
             71,633              309,228              12,997              14,760
              7,829              312,509              20,898              15,054
---------------------------------------------------------------------------------
            168,108            2,467,613             140,198             160,715
              1,399                  -                   -                   -
           (143,207)              94,290               3,889                 523
---------------------------------------------------------------------------------
          $  26,300           $2,561,903            $144,087            $161,238
---------------------------------------------------------------------------------

Export sales from the Company's United States operations to unaffiliated customers by major geographic area were as follows:

-------------------------------------------------------------
In thousands              1995             1994         1993
-------------------------------------------------------------
North America          $ 43,188          $ 23,832    $ 16,033

Europe                  112,270            54,762      43,324

Asia                    182,407           112,614      67,377

Other                    17,520             5,083       5,278
-------------------------------------------------------------
Total                  $355,385          $196,291    $132,012
-------------------------------------------------------------

Information about the Company's operations by geographic area is as follows:

In thousands                             1995          1994          1993
----------------------------------------------------------------------------
Net Sales
   U.S.                               $1,676,477    $1,410,473    $1,269,341
   Europe                                236,660       159,104       117,045
----------------------------------------------------------------------------
   Total                              $1,913,137    $1,569,577    $1,386,386
----------------------------------------------------------------------------
Income (Loss) Before Taxes
   U.S.                               $  208,490    $   87,167    $   28,128
   Europe                                 39,110        13,733        (1,828)
----------------------------------------------------------------------------
   Total                              $  247,600    $  100,900    $   26,300
----------------------------------------------------------------------------
Identifiable Assets
   U.S.                               $2,316,310    $2,303,606    $2,313,944
   Europe                                205,312       182,919       153,667
   Corporate                             139,763       123,124        94,290
----------------------------------------------------------------------------
   Total                              $2,661,385    $2,609,649    $2,561,901
----------------------------------------------------------------------------

                            NOTE 11 - PENDING MERGER

On November 6, 1995, Federal Paper Board Company, Inc. ("Federal") and International Paper Company ("IP") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Under the terms of the Merger Agreement, Federal would become a wholly owned subsidiary of IP. Federal's shareholders, at their option, will have the right to receive either $55 in cash per share or $55 worth of IP common stock per share, subject to the limitation that not more than 1.612 and not less than 1.275 IP shares will be issued for each Federal share exchanged for IP stock. After taking into account shareholder elections, no more than 49% of the Federal shares will be exchanged for cash nor less than 51% will be exchanged for shares of IP common stock. The merger is intended to qualify as a tax-free reorganization. The agreement is subject to approval by the shareholders of Federal. A meeting of the Federal shareholders to vote on the proposed merger is scheduled for March 12, 1996. It is intended that the merger will be completed as soon as possible after approval of the Federal shareholders is obtained.

               NOTE 12 - FINANCIAL RESULTS BY QUARTER (UNAUDITED)

(In thousands except per share amounts)
Quarter (A)                                               1st         2nd        3rd       4th         Year(B)
---------------------------------------------------------------------------------------------------------------
1995
Net Sales                                              $435,792    $463,379   $457,884   $556,082    $1,913,137
Gross Profit                                            111,487     132,537    127,450    134,828       506,302
Net Income (Loss)(C)                                     46,900      58,000     55,300    (17,900)      142,300
---------------------------------------------------------------------------------------------------------------
Earnings (Loss) per Common Share:
Assuming No Dilution                                      $1.07       $1.32      $1.20     ($0.38)        $3.10
Assuming Full Dilution                                    $0.99       $1.21      $1.12     ($0.38)        $2.92
---------------------------------------------------------------------------------------------------------------
Dividends Declared per Share:
   Common Stock                                           $0.30       $0.40      $0.40      $0.40         $1.50
    $1.20 Cumulative Convertible Preferred Stock           0.30        0.30       0.30       0.30          1.20
    $2.875 Cumulative Convertible Preferred Stock(D)       0.72        0.72        -          -            1.44
---------------------------------------------------------------------------------------------------------------
Price Range of Common Stock(E)
  High                                                  $30.625     $34.250    $42.875    $52.125       $52.125
  Low                                                   $26.750     $27.625    $32.750    $35.750       $26.750
===============================================================================================================
1994
Net Sales                                              $319,454    $347,976   $373,871   $528,276    $1,569,577
Gross Profit                                             40,046      54,653     67,342    117,708       279,749
Net Income (Loss)(F)                                     (3,300)     12,000     15,200     48,100        72,000
---------------------------------------------------------------------------------------------------------------
Earnings (Loss) per Common Share:
Assuming No Dilution                                     ($0.11)      $0.25      $0.32      $1.09         $1.55
Assuming Full Dilution                                   ($0.11)      $0.25      $0.32      $1.02         $1.52
---------------------------------------------------------------------------------------------------------------
Dividends Declared per Share:
   Common Stock                                           $0.25       $0.25      $0.25      $0.30         $1.05
    $1.20 Cumulative Convertible Preferred Stock           0.30        0.30       0.30       0.30          1.20
    $2.875 Cumulative Convertible Preferred Stock          0.72        0.72       0.72       0.72          2.88
---------------------------------------------------------------------------------------------------------------
Price Range of Common Stock(E)
  High                                                   $27.25      $24.00     $31.25     $31.50        $31.50
  Low                                                     21.75       20.50      22.63      25.88         20.50
===============================================================================================================

(A) All quarters are comprised of 12 week periods except the fourth quarter which is comprised of 16 weeks.

(B)  May not total due to individual quarterly calculations.

(C) The first quarter of 1995 included an after-tax charge of $2.3 million to restructure the cup operations, and the fourth quarter of 1995 included an after-tax charge of $66.8 million to restructure the cup operations and record goodwill and asset impairment. Also included in the first quarter of 1995 is a gain of $9.5 million on the trade-in of the corporate jet.

(D) The Company elected to redeem all outstanding shares of the $2.875 cumulative convertible preferred stock at the redemption price of $51.00, consisting of $50.575 plus accrued unpaid dividends to the redemption date.

(E) The Company's common stock is traded on the New York Stock Exchange. Data for the Company's $1.20 cumulative convertible preferred stock, also traded on the New York Stock Exchange, is not presented since it is a preferred stock issue. At December 30, 1995 there were 5,018 holders of common stock and 786 holders of convertible preferred stocks.

(F) The first quarter of 1994 includes an after-tax charge of $6.4 million or $.15 per fully diluted common share for financial instrument transactions. The second quarter of 1994 includes an after-tax charge of $3.1 million or $.07 per fully diluted common share for financial instrument transactions and a favorable adjustment of $2.9 million or $.07 per fully diluted common share associated with the settlement of prior year tax audits. The third quarter of 1994 includes an after-tax charge of $2.3 million or $.05 per fully diluted common share for financial instrument transactions. The fourth quarter of 1994 includes after-tax gains of $10.0 million or $.21 per fully diluted common share associated with financial instrument transactions including the release from certain financial instrument obligations and $6.0 million for the cumulative recalculation of the deferred tax liability due to a change in the Company's overall effective state tax rate.

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